EXHIBIT 10.38

AGREEMENT

THIS AGREEMENT, (this “Agreement”) is dated as of the 28th day of January 2003, by and between QRS Corporation, a Delaware corporation (the “Company”) and Peter R. Johnson (“Mr. Johnson”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, Mr. Johnson is resigning from the Board of Directors of the Company (the “Board”);

WHEREAS, unless earlier removed, Mr. Johnson’s current term as a director would have expired at the 2003 Annual Meeting of the Company’s stockholders.

WHEREAS the Company previously granted to Mr. Johnson the following non-qualified stock options (the “Options”) pursuant to the Company’s 1993 Stock Option/Stock Issuance Plan (as amended and restated through March 1, 2000, the “Plan”):

Date of Grant	Number of Shares	Exercise Price per Share
07/22/1994	7,500	$ 6.913333
05/22/1995	7,500	$12.750000
05/24/1996	7,500	$24.375000
05/30/1997	7,500	$25.166667
05/05/1998	7,500	$30.583333
09/27/2000	50,000	$15.313000
01/02/2001	20,000	$ 12.75000
07/26/2001	10,000	$15.850000
01/02/2002	20,000	$13.600000

WHEREAS, pursuant to the terms of the Plan and the stock option agreements dated as of the date of each grant, respectively (collectively, the “Option Agreements”), the vesting of the Options will terminate as of the date hereof; and

WHEREAS, the Company granted Mr. Johnson a Common Stock Purchase Warrant dated February 9, 2001, No. W-1 (the “Common Stock Purchase Warrant”) under which Mr. Johnson may, subject to the terms and conditions set forth therein, acquire from QRS up to 111,524 fully paid and nonassessible shares of common stock at a purchase price per share equal to $11.0625 according to the vesting schedule set forth in the Common Stock Purchase Warrant; and

WHEREAS, in connection with Mr. Johnson’s resignation and retirement as a member of the Board, Mr. Johnson and the Company desire to amend the terms of the Option Agreements to provide for accelerated vesting of certain of the Options, and the extension of the termination date for such options:

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Notwithstanding anything to the contrary set forth in the Plan or in any of the Option Agreements, the vesting of Mr. Johnson’s option to purchase an aggregate of 50,000 shares of Common Stock of the Company, pursuant to the Options dated January 2, 2001, July 26, 2001 and January 2, 2002 (collectively, the “Accelerated Options”), shall be accelerated such that he shall be entitled to exercise such Accelerated Options for that number of shares that would have been vested if he had continued to serve on the Board until March 31, 2004. For the sake of clarity, effective upon the execution of this Agreement (a) Mr. Johnson shall be entitled to purchase up to 127,082 shares of the Common Stock granted pursuant to the Accelerated Options, and (b) the option to purchase the remaining 10,418 unvested shares shall immediately terminate.

2. Notwithstanding anything to the contrary in the Plan or the Option Agreements, unless previously exercised, the Accelerated Options shall terminate, and Mr. Johnson shall have no further right to exercise the Accelerated Options at any time after June 30, 2004.

3. Nothing in this Agreement shall affect, amend or modify in any respect the Common Stock Purchase Warrant.

4. Except as otherwise set forth herein, the terms of the Option Agreements shall survive the execution and delivery of this Agreement.

5. As part of this Agreement, QRS Corporation has agreed:

-	To pay Mr. Johnson for Board and Committee fees and expenses due and owing to Mr. Johnson, and Mr. Johnson has declined Board fees for the first calendar quarter of 2003;

-	That Mr. Johnson will not be a signatory on the 2002 From 10K; and

-	That director indemnification provided by the company will remain in force covering the period of Mr. Johnson’s Board services in accordance the terms of his written Indemnification Agreement with the Company and the Company’s Bylaws.

6. Effective upon the full execution of this Agreement, Mr. Johnson hereby resigns from the Board.

7. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, as applied to agreements entered into, and to be performed entirely in such state, between residents of such state.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned execute this Agreement as of the date first set forth above.

QRS CORPORATION

By:	/s/ Elizabeth Fetter
Elizabeth Fetter President and CEO

/s/ Peter R. Johnson
Peter R. Johnson